As filed with the Securities and Exchange Commission on March 25, 2024.

Registration No. 333-276024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SaverOne 2014 Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SaverOne 2014 Ltd.

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

+972-39094177

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711

(302) 738-6680
(302) 738-7210 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv, Israel 6701101 Telephone: +972 (0) 3.636.6033	Giora Gutman, Esq. Doron Tikotzky Kantor Gutman & Amit Gross B.S.R. 4 Tower, 33 Floor 7 Metsada Street Bnei Brak 5126112 Israel Telephone: +972 3 613 3371

Approximate date of commencement of proposed sale to YA: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

SaverOne 2014 Ltd., or the Registrant, filed with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form F-1 (Registration No. 333-276024) on December 13, 2023, which was declared effective by the SEC on December 22, 2023, or the Registration Statement. The Registration Statement originally covered  the resale from time to time by the Selling Shareholder identified in the prospectus that form a part of the Registration Statement of up to 20,000,000 American Depositary Shares representing 100,000,000 ordinary shares, par value NIS 0.01 per share, of SaverOne 2014 Ltd., or the Ordinary Shares.

This Post-Effective Amendment No. 1 is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post-Effective Amendment No. 1 concerns only the sale of the Ordinary Shares by the Selling Shareholders from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 25, 2024

Up to 16,966,110 American Depositary Shares Representing 84,830,550 Ordinary Shares

SaverOne 2014 Ltd.

This prospectus relates to the offer and sale of up to 16,966,110 of our American Depositary Shares, or ADSs, by YA II PN, LTD., or YA or the Selling Shareholder, a Cayman Islands exempt limited partnership. Each ADS represents five of our ordinary shares, par value NIS 0.01 per share. Our ADSs will be evidenced by American Depositary Receipts, or ADRs.

The ordinary shares represented by ADSs being offered by the Selling Shareholder are to be issued pursuant to the Standby Equity Purchase Agreement dated June 5, 2023 that we entered into with YA, as amended by the amendments that we entered into with YA in December 2023 and March 2024, or the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our ADSs by the Selling Shareholder. However, we may receive up to $10.0 million in aggregate gross proceeds from sales of our ordinary shares represented by ADSs to YA that we have made or may make under the Purchase Agreement, from time to time during the 48 months following the execution of the Purchase Agreement, or the Advance Shares. As of the date of this prospectus, we have issued an aggregate of 44,125,000 ordinary shares represented by 8,825,000 ADSs to YA consisting of (i) 340,760 ordinary shares represented by 68,152 ADSs to YA as consideration for its irrevocable commitment to purchase our ADSs under the Purchase Agreement, or the Commitment Shares, and (ii) 43,784,240 ordinary shares represented by 8,756,848 ADSs that we sold to YA as Advance Shares, for aggregate gross proceeds of approximately $5.5 million.

We filed a registration statement on Form F–1 (File No. 333-272486) with the Securities and Exchange Commission, or SEC, on June 7, 2023 that was declared effective on June 16, 2023, which we refer to in this prospectus as the Prior Registration Statement. The Prior Registration Statement registered 5,000,000 ADSs representing 25,000,000 ordinary shares that have been issued pursuant to the Purchase Agreement. An additional 20,000,000 American Depositary Shares, or ADS, representing 100,000,000 ordinary shares as Advance Shares, which were not registered under the Prior Registration Statement, were initially registered to be offered and sold under this prospectus when it was declared effective by the SEC on December 22, 2023.

This prospectus covers the resale of up to 84,830,550 ordinary shares represented by 16,966,110 ADSs consisting of (1) 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA and (2) 80,875,000 ordinary shares represented by 16,175,000 ADSs as Advance Shares, that may be offered pursuant to this prospectus would be purchased by YA from time to time pursuant to the Purchase Agreement at a price equal to 95% of the lowest of the three daily volume weighted average prices, or VWAPs, during a pricing period as set forth in the Purchase Agreement and would be subject to certain limitations.

See the sections titled “The YA Transaction” for a description of the transaction contemplated by the Purchase Agreement and “Selling Shareholder” for additional information regarding YA.

The Selling Shareholder may sell the ADSs included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our ordinary shares are listed on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “SVRE.” The last reported sale price of our ordinary shares on the TASE on March 21, 2024 was NIS 0.934 or $0.259 per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.604 = $1.00).

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SVRE. The last reported sale price of our ADSs on Nasdaq on March 22, 2024 was $1.23 per ADS.

We are both an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, a “foreign private issuer,” as defined under the U.S. federal securities laws, and as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our ADSs.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Shareholder may, from time to time, sell the securities described in this prospectus.

The Selling Shareholder may resell, from time to time, in one or more offerings, the ADSs offered by this prospectus. Information about the Selling Shareholder may change over time.

You should rely only on the information contained in this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to provide you with different or additional information from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. Neither the delivery of this prospectus nor the sale of our ADSs means that information contained in this prospectus is correct after the date of this prospectus.

This prospectus is an offer to sell only our ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The Selling Shareholder is not making an offer to sell our ADSs in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

For investors outside of the United States: Neither we nor the Selling Shareholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under Israeli law and under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act.

ii

OUR HISTORY

We were incorporated in Israel on November 16, 2014 under the name Saverone 2014 Ltd.

For purposes of this Registration Statement on Form F-1, “Company”, “SaverOne”, “we” or “our” refers to SaverOne 2014 Ltd. thereafter unless otherwise required by the context.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

PRESENTATION OF FINANCIAL INFORMATION

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel and the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. We prepare our financial statements in NIS. This prospectus contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.627 to $1.00, based on the representative exchange rate reported by the Bank of Israel on December 31, 2023. The dollar amounts presented in this prospectus should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities. All references to “SaverOne,” “we,” “us,” “our,” the “Company” and similar designations refer to SaverOne 2014 Ltd. thereafter, unless otherwise required by the context. Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated for convenience purposes using the rate of NIS 3.627 to one U.S. dollar, the exchange rate reported by the Bank of Israel for December 31, 2023.

Our Company

We are a technology company engaged in the design, development and commercialization of transportation and safety solutions, designed to save lives by preventing car accidents based on our patented technology of detecting, analyzing and locating cellular phone radio frequency, or RF, Signals. Using this core technology, we are developing two product lines. The first is an In Cabin Driver Distraction Prevention Solution, or DDPS, which comprises an aftermarket product for vehicles (i.e., vehicles already supplied to customers) that is in a commercial phase and an original equipment manufacturer, or OEM, product targeting vehicle manufacturers which is in development. The second is an Advanced Driver-Assistance System, or ADAS, product that detects vulnerable road users, or VRUs, and provides warning to the vehicle regarding potential collision.

Our DDPS, known also as the SaverOne system, provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. Our technology is based on our proprietary hardware, software and algorithms, and we believe it has significant advantages over our competitors’ because our solution meets the National Highway Traffic Safety Administration’s, or NHTSA, guidelines for a complete solution for distracted driving. Our DDPS solution can be utilized in commercial vehicles, buses, vehicles owned or leased by companies that are provided to employees, private vehicles and other forms of transportation.

The first-generation DDPS product was for the aftermarket vehicle market and was intended for private vehicles, trucks and buses. This Generation 1.0 was launched in late 2019, initially for private cars, and thereafter was made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the United States, Europe, Asia and APAC. As of March 22, 2024, about 4,600 systems have been ordered (which includes about 950 systems ordered as part of our ongoing Generation 1.0 and Generation 2.0 pilot program and about 3,750 systems purchased in commercial orders by our Generation 1.0 and Generation 2.0 customers) and about 3,200 of these systems have been installed.

The second-generation DDPS product, which was released in the fourth quarter of 2022, replaced Generation 1.0, which we phased out in the first quarter of 2023. This Generation 2.0 is intended for the global automobile market. It includes significant improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We are targeting the global aftermarket automobile market starting with the U.S. and Europe.

With respect to our DDPS OEM solution, we plan to integrate it into the vehicle manufacturing process, to be offered directly to customers by the vehicle manufacturer as part of the vehicle. We are currently working with one of the leading global OEMs in order to have the SaverOne technology integrated into vehicles during the manufacturing process. The OEM solution is in the early stage of development, and we expect to launch it during 2024. Since the development of our OEM solution is still in an early stage, it is too early to estimate the cost of development.

We are also developing a solution for detection of VRUs based on our second-generation technology. SaverOne’s VRU technology significantly enhances the performance of current ADAS sensors (i.e. camera, lidar and radar) through its superior abilities to deal with non-line of sight, or NLoS, hazards, adverse weather conditions and low-visibility. SaverOne’s solution is designed to detect VRUs ahead of the vehicle, providing the driver enough time to avoid and prevent collisions. It does this by detecting the exact location, direction of movement and speed of the VRU analysis of their cellphone signals, under all visibility conditions. Since the development of our VRU solution targets the vehicle manufacturers (a.k.a. the OEM market) and is still in an early stage, it is too early to estimate the cost of development.

In the past several years, we believe that public awareness and demand for driver safety technologies has grown substantially. While there are currently many driver assistant products on the market, we believe that the safety of drivers will be substantially improved with our technology. Our mission is to enhance driver safety by providing a solution that is highly reliable and able to prevent certain driver distractions related to mobile phone usage while driving, which we believe is a major cause for driver distraction related automobile accidents. Mobile phone distracted driving is a leading cause of traffic accidents in the United States. According to a survey done by the NHTSA, 660,000 drivers in the United States attempt to use their mobile phones while driving at any given moment. The National Safety Council, or NSC reports that mobile phone use during driving causes approximately 1.6 million traffic accidents annually in the United States alone, leading to the death of approximately 4,600 people and injuring an additional 391,000 people. Moreover, the Federal Motor Carrier Safety Administration, or FMCSA, reported that 71% of commercially driven large-truck crashes occurred because of driver distraction.

Distracted driving due to mobile phone usage is not just a problem in the United States. A number of surveys conducted across Europe and Oceania have revealed troubling statistics about its prevalence across nations. In the Czech Republic, 36% of drivers admitted to using their phone almost every time they get behind the wheel. In both Spain and Ireland, 25% of drivers admitted to using their phone while driving. In Germany, at any given moment an average of 7% of all drivers are distracted while driving.  This problem of distracted driving extends to Australia as well, where one-quarter of drivers admitted to using their phone while driving.

As of the first quarter of 2023, there are estimated to be approximately 286 million cars and trucks on the road in the United States and approximately 339 million cars and trucks on the road in Europe. In addition, it is estimated that approximately 75 million new cars were sold worldwide in 2023.

The ramifications of mobile phone distracted driving exceed the bounds of just physical damage, as they can be exceedingly costly for drivers as well. For example, expressed on a per death basis, the cost of all motor-vehicle crashes (fatal, nonfatal injury, and property damage) was $11,880,000 according to the NSC. In addition, the total societal and economic costs of distracted driving crashes in the United States was estimated at $871 billion according to the NHTSA. Specifically with regard to commercial vehicle crashes, the average total costs of commercial motor vehicle crashes for the years of 2012-2015 was over $11 billion per year according to the FMCSA. Accordingly, we believe that there is a tremendous financial incentive for a solution to this grave problem.

In response to the need for a solution to distracted driving resulting from the use of mobile phones, the NHTSA has published a comprehensive study suggesting that a complete solution must contain the following features: (i) the ability to distinguish between the driver’s area of the vehicle and the rest of the vehicle, (ii) does not depend on the cooperation of the driver, and (iii) selective blocking of cell phone applications. Our SaverOne system has been designed with these features in mind and it is for this reason that we believe that it is significantly better than the existing product solutions sold in the market.

The NHTSA’s driving guidelines do not constitute U.S. law and compliance does not result in compliance with U.S. driving safety regulations. In order to market our products to vehicle manufacturers we may be required to meet different types of regulations requirements such as International Organization for Standardization (ISO) 26262 Functional Safety Regulations (ASIL), the International Standard for Automotive Quality Management Systems (IAFT) 16949, Automotive Software Process Improvement and Capability Determination (SPICE) or other common quality management standards. In order to meet the quality requirements, we will have to cooperate with vehicle manufacturers, to receive their customers’ quality requirements that meet the requisite regulation of such customers and implement tools, processes and methodologies. Such implementation will require significant resources and funds and is expected to consume significant time and effort. We expect that only our OEM solution, which is a solution designed for the OEM market may require compliance with the foregoing regulations, whereas our Generation 1.0 and 2.0 solutions, both after-market solutions, are not required to comply with the foregoing regulations.

The SaverOne system currently has achieved safety and radiation certifications from Hermon Laboratories, an internationally approved testing and certification lab. SaverOne’s solution is certified for operating in Israel, the United States, Europe and Japan. These certifications assure that SaverOne product complies with the regulations/legislations in these countries/regions.

Strategy

Our objective is to develop and commercialize technologies and applications designed to save lives by preventing car accidents, by detecting, analyzing and locating cellular phone RF Signals. We are targeting two business segments in development of the technology necessary to create a life-saving system that prevents certain uses of cell phones while driving a motor vehicle. The first is the DDPS which targets two product lines: an aftermarket product that is in a commercial phase, and an OEM product which is in development. The second business segment is the ADAS segment for which we offer a sensor that is dealing with the detection of VRUs by providing a warning to the vehicle regarding potential collision. We plan to market our products worldwide, targeting vehicle manufacturers and Tier-1 companies (that integrate solutions and products into the vehicle manufacturing process) with our OEM integrated solutions, and the commercial fleets (trucks and other vehicles) and public transportation companies with our aftermarket solutions.

In order to expand the commercialization of our technologies and solutions, we intend to:

●	Increase the marketing and sales efforts of our SaverOne Generation 2.0 solution, which is aftermarket solution that is deployed for private vehicles, commercial trucks and buses.

●	Complete the development of our OEM solution. The aim of our OEM solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience.

●	Advance our commercialization efforts and infrastructure. We are advancing our commercialization efforts and infrastructure, including increasing our sales presence globally. As we have completed the development of our Generation 2.0 and advance our OEM solution, we intend to enlarge the production process, and to turn to potential customers, directly and/or through third-party distributors.

●	Complete the development of our ADAS VRU solution. The aim of our VRU solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience, assisting with preventing collisions between vehicles and pedestrians or other road users.

●	Form alliances with industry leaders (i.e. vehicle integrators, components manufacturers) and OEMs. We plan to expand our collaboration with OEMs and Tier-1 companies in order to integrate the SaverOne solution directly into the vehicle manufacturing process for seamless integration in the driving experience.

●	Monitor and assist governmental regulatory initiatives for enforcing implementation of driver distraction prevention systems in the vehicle. We intend to approach regulators around the globe such as the United Nations Economic Commission for Europe (UN-ECE) and the NHTSA in the US, in order to present the SaverOne solution, which we believe will help advance broad adoption of regulations that will require vehicles to implement our solution.

Recent Developments Affecting Our Business

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and other terrorist organizations in parallel to their continued rocket and terror attacks, which included call-up reservists for active military duty in the Israel Defense Forces. As a result, one member of management and a few employees were called for military reserve duty. To date, our member of management and the majority of employees who were initially called for active duty have since been released. The remaining employees that are still in military reserve duty do not perform critical functions for us. Our executive offices are located in Petah Tikvah, Israel, which is not near Israel’s borders where the main hostilities are currently taking place. See also Risk Factors – “Security, political and economic instability in the Middle East may harm our business”.

December 2023 Registered Direct Offering

On December 13, 2023, we entered into a securities purchase agreement with YA pursuant to which we agreed to sell and issue in a registered direct offering, or the December 2023 Registered Offering, 8,333,335 ordinary shares represented by 1,666,667 ADSs at an offering price of $0.60 per ADS, resulting in gross proceeds of approximately $1 million, before deducting the offering expenses payable by us. The December 2023 Registered Offering is expected to close on or about December 15, 2023, subject to satisfaction of customary closing conditions.

Corporate Information

We were incorporated in Israel on November 16, 2014.

Our principal executive office is located at Em Hamoshavot Rd. 94, Petah Tikvah, Israel and our phone number is +972-3909-4177. We maintain a corporate website at https://saver.one. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Summary of Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our securities. You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the sections titled “Risk Factors” beginning on page 9 and other risk factors contained in the documents incorporated by reference hereinbefore deciding whether to invest in our securities. Among these important risks are, but not limited to, the following:

●	We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

●	We have not generated any significant revenue from the sale of our current products and may never be profitable.

●	We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

●	We depend entirely on the success of our current products in development, and we may not be able to successfully introduce these products and commercialize them.

●	If we are unable to obtain and maintain effective intellectual property rights or proprietary rights for our products, we may not be able to compete effectively in our markets.

●	Sales of a substantial number of ADSs representing our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

●

Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Emerging Growth Company Status.”

We intend to take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of our IPO (i.e., December 31, 2027). We may choose to take advantage of some but not all of these exemptions.

We are also considered a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the requirement to comply with Regulation FD, which restricts selective disclosure of material information;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find our ADSs less attractive, which may result in a less active trading market for our ADSs or more volatility in the price of our ADSs.

THE OFFERING

On June 5, 2023, we entered into the Purchase Agreement with YA, pursuant to which YA committed to purchase up to $10.0 million of Advance Shares, or the Initial Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) the first day of the month next following the 48-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Initial Commitment Amount under the Purchase Agreement, such period the Commitment Period. On March 25, 2024, we and YA entered into an amendment to the Purchase Agreement to increase the Initial Commitment Amount to $15.0 million of Advance Shares, or the Commitment Amount. Pursuant to the terms of the Purchase Agreement, we issued the Commitment Shares to YA as consideration for its irrevocable commitment to purchase the Advance Shares under the Purchase Agreement. As of the date of this prospectus, we have issued an aggregate of 44,125,000 ordinary shares represented by 8,825,000 ADSs to YA consisting of (i) 340,760 ordinary shares represented by 68,152 ADSs to YA as Commitment Shares, and (ii) 43,784,240 ordinary shares represented by 8,756,848 ADSs that we sold to YA as Advance Shares, for aggregate gross proceeds of approximately $5.5 million.

This prospectus covers the resale of up to 84,830,550 ordinary shares represented by 16,966,110 ADS consisting of (1) 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA and (2) 80,875,000 ordinary shares represented by 16,175,000 ADSs as Advance Shares that we have reserved for issuance and sale to YA as Advance Shares under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional ordinary shares represented by ADSs to YA under the Purchase Agreement.

We filed a registration statement on Form F–1 (File No. 333-272486) with the Securities and Exchange Commission, or SEC, on June 7, 2023 that was declared effective on June 16, 2023, which we refer to in this prospectus as the Prior Registration Statement. The Prior Registration Statement registered 5,000,000 ADSs representing 25,000,000 ordinary shares that have been issued pursuant to the Purchase Agreement. An additional 20,000,000 American Depositary Shares, or ADS, representing 100,000,000 ordinary shares as Advance Shares, which were not registered under the Prior Registration Statement, were initially registered to be being offered and sold under this prospectus when it was declared effective by the SEC on December 22, 2023.

YA has no right to require us to sell any ADSs to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of ADSs that we desire to issue and sell to YA, or an Advance Notice. Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our ADSs and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price of the Advance Shares that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 95% of the lowest of the three daily VWAPs during the three consecutive trading day period commencing on the date that we deliver any Advance Notice to YA, or the Pricing Period.

Upon the execution of the Purchase Agreement, YA, upon our request, advanced to us $2.0 million of the Commitment Amount, which is evidenced in the form of a promissory note, or the First Promissory Note, equal to an amount of $2.0 million. The First Promissory Note matures on the twelve-month anniversary of execution. The First Promissory Note accrues interest at a rate of 8%, and was issued with a 3% original issue discount, and is payable in 10 equal monthly installments beginning on the 60th day following the date of the First Promissory Note’s execution. The First Promissory Note may be repaid with the proceeds of an Advance under the Purchase Agreement or repaid in cash. As of the date of this prospectus, we have repaid approximately $1.8 million of the First Promissory Note from the proceeds of prior sales of Advance Shares to YA.

On December 11, 2023, we and YA entered into a supplement to the Purchase Agreement pursuant to which YA, upon our request, agreed to advance to us an additional $1.0 million of the Commitment Amount, which is evidenced in the form of a promissory note equal to $1.0 million (the “Second Promissory Note”). The Second Promissory Note, which contains substantially the same terms as the First Promissory Note, will mature on the twelve-month anniversary of execution. The Second Promissory Note accrues interest at a rate of 8%, and was issued with a 3% original issue discount, and will be repaid in 5 equal monthly installments beginning on the 150th day following the date of the Second Promissory Note’s execution. The Second Promissory Note may be repaid with the proceeds of an Advance under the Purchase Agreement or repaid in cash.

As of March 22, 2024, there were 80,419,231 ordinary shares outstanding, of which 77,899,090 ordinary shares were held by non-affiliates. If all of the 84,830,550 ordinary shares represented by 16,966,110 ADSs offered by YA under this prospectus were issued and outstanding, such shares would represent approximately 105% of the total number of ordinary shares outstanding and approximately 109% of the total number of outstanding ordinary shares held by non-affiliates, in each case as of March 25, 2024. The Purchase Agreement initially provided that we may sell up to an aggregate of $10.0 million of our ordinary shares to YA and was amended in March 2024 to increase such amount to $15.0 million. As of the date of this prospectus, we have issued an aggregate of 44,125,000 ordinary shares represented by 8,825,000 ADSs to YA consisting of (i) 340,760 ordinary shares represented by 68,152 ADSs to YA as Commitment Shares, and (ii) 43,784,240 ordinary shares represented by 8,756,848 ADSs that we sold to YA as Advance Shares, for aggregate gross proceeds of approximately $5.5 million. We have filed this registration statement that includes this prospectus to cover the resale from time to time by YA of up to 84,830,550 ordinary shares represented by 16,966,110 ADSs that we may issue during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of our ADSs at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more shares to YA than are offered under this prospectus to receive aggregate gross proceeds equal to the $15.0 million total commitment of YA under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell our ADSs, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Ownership Limitation, each as discussed below in the section titled “The YA Transaction.” We expect that any proceeds received by us from such sales of ADSs under the Purchase Agreement will be used for global sales and marketing expansion, research and development, working capital, general corporate purposes and possible future acquisitions.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares or ADSs, provided YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued and sold by us to YA pursuant to an Advance Notice, and (ii) sell a number of ADSs equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

The Purchase Agreement prohibits us from directing YA to purchase ordinary shares represented by ADSs if those shares, when aggregated with all other shares of our ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding ordinary shares, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement will automatically terminate upon the earliest of (i) the first day of the month next following the 48-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon one trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued, (ii) there is no outstanding Promissory Note to prepay an Advance under the Purchase Agreement, and (iii) the Company has paid all amount owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our shareholders as a result of the sale and issuance of ADSs to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our ADSs under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of ADSs that our existing shareholders own will not decrease, the shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares after any such issuances pursuant to the Purchase Agreement.

Securities Offered by the Selling Shareholder

84,830,550 ordinary shares represented by 16,966,110 ADSs consisting of (1) 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA and (2) up to 80,875,000 ordinary shares represented by 16,175,000 ADSs as Advance Shares that we may sell to YA under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional ordinary shares represented by ADSs to YA under the Purchase Agreement.

Ordinary Shares Outstanding Prior to this Offering	80,419,231 ordinary shares (as of March 22, 2024).

Ordinary Shares Outstanding Immediately After this Offering

161,294,231 ordinary shares, assuming the issuance of all of the Advance Shares registered under this prospectus. The actual number of ordinary shares will vary depending upon the number of ordinary shares represented by ADSs we sell under the Purchase Agreement.

Our ADSs

Each ADS represents five of our ordinary shares, value NIS 0.01.

The depositary will hold ordinary shares underlying our ADSs. You will have rights as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of our ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We will not receive any proceeds from the sale of the YA Shares included in this prospectus by the Selling Shareholder. We may receive up to $15.0 million aggregate gross proceeds under the Purchase Agreement (of which approximately $5.5 million has been received as of the date of prospectus as a result of the issuance and sale of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA) from sales of ADSs that we elect to make to YA as Advance Shares pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of ADSs we sell under the Purchase Agreement and market prices at the times of such sales. Any proceeds that we receive from sales of ADSs under the Purchase Agreement will be used for global sales and marketing expansion, research and development, working capital, repayment of the Promissory Note, general corporate purposes and possible future acquisitions. See “Use of Proceeds.”

Risk factors

See “Risk Factors” section starting on page 9 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Depositary	The Bank of New York Mellon

Nasdaq Capital Market symbol	“SVRE”

Tel Aviv Stock Exchange symbol	“SVRE”

The number of ordinary shares to be outstanding after this offering is based on 80,419,231 ordinary shares outstanding as of March 22, 2023. The number of ordinary shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	80,875,000 ordinary shares that we may issue from time to time to YA pursuant to the Purchase Agreement should we elect to sell such ordinary shares to YA;

●

1,805,230 ordinary shares issuable upon exercise of options outstanding under the Saverone 2014 Ltd. 2015 Share Incentive Plan, or the 2015 Plan, at a weighted average exercise price of NIS 5.55 (approximately $1.53) per share;

●	720,000 restricted ordinary shares units outstanding under the 2015 Plan;

●	294,770 ordinary shares reserved for future issuance under our 2015 Plan;

●	16,383,410 ordinary shares issuable upon the exercise of warrants sold in our initial public offering, or IPO, in the United States in June 2022; and

●	787,550 ordinary shares issuable upon the exercise of warrants granted to the underwriters in connection with our IPO in the United States in June 2022.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to no exercise of the options and warrants, as described above.

Risk Factors

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in our 2023 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our financial statements and related notes, before you decide to purchase our securities. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely impacted. In that event, the trading price of our securities would likely decline and you might lose all or part of your investment.

Risks Related to the Offering and Investment in Our Securities

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On June 5, 2023, we entered into the Purchase Agreement, as amended in December 2023 and March 2024, with YA, pursuant to which YA has committed to purchase up to $15.0 million in ordinary shares represented by ADSs (of which approximately $5.5 million has been purchased as of the date of prospectus as a result of the issuance and sale of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA), subject to certain limitations and conditions set forth in the Purchase Agreement. The ADSs that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of our ADSs to YA under the Purchase Agreement. Sales of our ADSs, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the ADSs that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for the ADSs that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of our ADSs during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ADSs that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $15.0 million of our ADSs to YA (of which approximately $5.5 million has been sold as of the date of prospectus as a result of the issuance and sales of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA), only 84,830,550 ordinary shares represented by 16,966,110 ADSs are being registered for resale by YA under the registration statement that includes this prospectus consisting of (1) 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA and (2) 80,875,000 ordinary represented by 16,175,000 ADSs as Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of our ADSs at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $15.0 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement more than the a number of ADSs in excess of the YA Shares being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional ADSs and the SEC would have to declare such registration statement or statements effective before we could sell additional ADSs.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of ADSs in addition to the ADSs being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of our ADSs ultimately offered for sale by YA is dependent upon the ADSs, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ADSs to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell ADSs to YA pursuant to the Purchase Agreement, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our ADSs, our ability to meet the conditions necessary to deliver Advance Notices under the Purchase Agreement, the impacts of the Ownership Limitation and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total Commitment Amount under the Purchase Agreement, we expect that we will need additional capital to fully implement our business plan.

The sale of a substantial amount of our ordinary shares or ADSs, including resale of the held by the selling shareholder in the public market could adversely affect the prevailing market price of our ADSs.

We are registering for resale 84,830,550 ordinary shares represented by 16,966,110 ADSs consisting of (1) 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA and (2) 80,875,000 ordinary represented by 16,175,000 ADSs as Advance Shares under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional ordinary shares represented by ADSs to YA under the Purchase Agreement.

Sales of substantial amounts of shares of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Management will have broad discretion as to the use of the net proceeds from the Purchase Agreement.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Operations in Israel

Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive office is located in Petah Tikvah, Israel. In addition, the majority of our key employees and all of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks.

As a result of the events of October 7, 2023, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. As a result, one member of management and a few employees were called for military reserve duty. To date, our member of management and the majority of employees who were initially called for active duty have since been released. The remaining employees that are still in military reserve duty do not perform critical functions for us. It is possible that there will be further or longer military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, which may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, such as Iran, will join the hostilities. Such clashes may escalate in the future into a greater regional conflict. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us.

Any hostilities, armed conflicts, terrorist activities involving Israel or the interruption or curtailment of trade between Israel and its trading partners, or any political instability in the region could adversely affect business conditions and our results of operations and could make it more difficult for us to raise capital and could adversely affect the market price of our ordinary share. An escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Our business interruption insurance may not adequately compensate us for losses, if at all, that may occur as a result of an event associated with a security situation in the Middle East, and any losses or damages incurred by us could have a material adverse effect on our business.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. As such, our product and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be adversely affected.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Our business interruption insurance may not adequately compensate us for losses, if at all, that may occur as a result of an event associated with a security situation in the Middle East, and any losses or damages incurred by us could have a material adverse effect on our business.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make expressed and implied forward-looking statements in this prospectus and elsewhere, including in our 2023 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to:

●	the ability of our technology to substantially improve the safety of drivers;

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our intention to advance our technologies and commercialization efforts;

●	our intention to use local distributors in each country or region that we will conduct business to distribute our products or technology;

●	our plan to seek patent, trademark and other intellectual property rights for our products and technologies in the United States and internationally, as well as our ability to maintain and protect the validity of our currently held intellectual property rights;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	interpretations of current laws and the passage of future laws;

●	acceptance of our business model by investors;

●	the ability to correctly identify and enter new markets;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity

●	our intention to retain key employees, and our belief that we maintain good relations with all of our employees;

●	any resurgence of the COVID-19 pandemic and its impact on our business and industry;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●

those factors referred to in our 2023 Annual Report incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2023 Annual Report generally, which is incorporated by reference into this prospectus.

The preceding list is not intended to be an exhaustive list of any forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results to differ materially from the results expressed or implied by the forward-looking statements. In particular, you should consider the risks and uncertainties described under “Risk Factors” in this prospectus.

The forward-looking statements contained in this prospectus are based upon information available to our management as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

THE YA TRANSACTION

On June 5, 2023, we entered into the Purchase Agreement, as amended in December 2023 and March 2024, pursuant to which YA has committed to purchase up to $15.0 million of our ADSs at our direction from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement. As of the date of this prospectus, we have issued an aggregate of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA as Advance Shares under the Purchase Agreement for aggregate gross proceeds of approximately $5.5 million.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to YA, and YA is obligated to purchase up to $15.0 million of our ADSs (of which approximately $5.5 million has been purchased as of the date of prospectus as a result of the issuance and sale of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA). Such sales of ADSs, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion, during the Commitment Period, provided, that the registration statement that includes this prospectus covering the resale by YA of ADSs that are to be issued under the Purchase Agreement is declared effective by the SEC and the other conditions set forth in the Purchase Agreement are satisfied.

YA has no right to require us to sell any ADSs to YA, but YA is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that YA could be obligated to pay for the ADSs under the Purchase Agreement. Actual sales of ADSs to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our ADSs and determinations by us as to the appropriate sources of funding for us and our operations.

Since the purchase price of our ADSs will be equal to 95% of the lowest of the three daily VWAPs during applicable Pricing Period, we do not know what the purchase price for our ADSs will be and therefore cannot be certain as to the number of ADSs we might issue to YA under the Purchase Agreement. As of March 22, 2024, there were 80,419,231 of our ordinary shares outstanding, which includes the 25,000,000 ordinary shares represented by 5,000,000 ADSs previously issued and/or sold to YA under the Purchase Agreement and that have been resold by YA under the Prior Registration Statement and 19,125,000 ordinary shares represented by 3,825,000 ADSs previously issued and/or sold to YA under the Purchase Agreement that have been issued and/or resold by YA under this registration statement. Although the Purchase Agreement provides that we may sell up to $15.0 million of our ADSs to YA, only 84,830,550 ordinary shares represented by 16,966,110 ADSs consisting of (1) 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA and (2) 80,875,000 ordinary shares represented by 16,755,000 ADSs as Advance Shares that have been issued or that may be issued to YA, if and when we elect to sell shares under the Purchase Agreement, are being registered for resale by the Selling Shareholder under this prospectus. Depending on the market prices of our ADSs at the time we elect to issue and sell shares to YA under the Purchase Agreement, and to the extent the Ownership Limitation provisions and other limitations in the Purchase Agreement allow, we may need to file with the SEC one or more additional registrations statements to register for resale additional ordinary shares representing ADSs in order to receive aggregate gross proceeds equal to the $15.0 million total commitment amount under the Purchase Agreement. In June 2023, we filed the Prior Registration Statement to register the resale from time to time by YA of up to 5,000,000 ADSs representing 25,000,000 ordinary shares, all of which have been resold by YA as of the date of this prospectus. If all of the total amount of the ordinary shares under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 105% of the total number of our ordinary shares outstanding.

Upon the execution of the Purchase Agreement, YA, upon our request, advanced to us $2.0 million of the Commitment Amount, which is evidenced in the form of the First Promissory Note, equal to an amount of $2.0 million. The Promissory Note matures on the twelve-month anniversary of execution. The First Promissory Note accrues interest at a rate of 8%, and was issued with a 3% original issue discount, and is payable in 10 equal monthly installments beginning on the 60th day following the date of the First Promissory Note’s execution. The First Promissory Note may be repaid with the proceeds of an Advance under the Purchase Agreement or repaid in cash. As of the date of this prospectus, we have repaid approximately $1.0 million of the Promissory Note from the proceeds of prior sales of Advance Shares to YA.

On December 11, 2023, we and YA entered into a supplement to the Purchase Agreement pursuant to which YA, upon our request, agreed to advance to us an additional $1.0 million of the Commitment Amount, which is evidenced in the form of a Second Promissory Note. The Second Promissory Note, which contains substantially the same terms as the First Promissory Note, will mature on the twelve-month anniversary of execution. The Second Promissory Note accrues interest at a rate of 8%, and was issued with a 3% original issue discount, and will be repaid in 5 equal monthly installments beginning on the 150th day following the date of the Second Promissory Note’s execution. The Second Promissory Note may be repaid with the proceeds of an Advance under the Purchase Agreement or repaid in cash.

On March 25, 2024 we and YA entered into an amendment to the Purchase Agreement to increase the Initial Commitment Amount to $15.0 million of Advance Shares.

The Purchase Agreement prohibits us from directing YA to purchase any ADSs if those shares, when aggregated with all other ADSs or ordinary shares beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership that exceeds the Ownership Limitation.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell ADSs to YA. We expect that any proceeds received by us from such sales to YA will be used for global sales and marketing expansion, research and development, working capital, general corporate purposes and possible future acquisitions.

As consideration for YA’s irrevocable commitment to purchase our ADSs upon the terms of and subject to the restrictions and satisfaction of the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued the Commitment Shares to YA.

Purchase of Shares Under the Purchase Agreement

We have the right, but not the obligation, from time to time at our sole discretion during the Commitment Period to direct YA to purchase amounts of our ADSs under the Purchase Agreement that we specify in an Advance Notice delivered to YA on any trading day. The maximum amount that may specify in an Advance Notice is equal to 4.99% of the outstanding ordinary shares of the Company, subject to the Ownership Limitation. Subject to the restrictions and satisfaction of the conditions under the Purchase Agreement, we may deliver Advance Notices from time to time subject to certain conditions. See “Conditions to Delivery of Advance Notices” below.

The purchase price of the ADSs that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 95% of the lowest of the three daily VWAPs during applicable Pricing Period as set forth in the Purchase Agreement.

As of March 22, 2024, there were 80,419,231 ordinary shares outstanding, of which 77,899,090 ordinary shares were held by non-affiliates. If all of the 84,830,550 ordinary shares represented by 16,966,110 ADSs offered by YA under this prospectus were issued and outstanding, such shares would represent approximately 105% of the total number of ordinary shares outstanding and approximately 109% of the total number of outstanding ordinary shares held by non-affiliates, in each case as of March 22, 2024. The Purchase Agreement provides that we may sell up to an aggregate of $15.0 million of our ordinary shares to YA (of which approximately $5.5 million has been sold as of the date of prospectus as a result of the issuance and sales of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA).

The payment for, against simultaneous delivery of, shares in respect of each purchase under the Purchase Agreement will be settled as soon as practicable on or after the first trading day following the applicable Pricing Period for such purchase, as set forth in the Purchase Agreement.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to YA under the Purchase Agreement is subject to the restrictions set forth in the Purchase Agreement and the satisfaction of certain conditions set forth in the Purchase Agreement, all of which are entirely outside of YA’s control, including, among other things, the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

●	we shall have delivered the Commitment Shares to YA;

●	the registration statement to which this prospectus relates (and any one or more additional registration statements filed with the SEC that include the ADSs that may be issued and sold by us to YA under the Purchase Agreement) shall be effective to permit the resale of ADSs issuable pursuant to an Advance Notice;

●	we shall be current in our periodic reporting requirements under the Exchange Act for the twelve-month period immediately preceding the date on which we deliver an Advance Notice to YA;

●	no Material Outside Event, as defined in the Purchase Agreement, shall have occurred or be continuing;

●	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

●	trading in our ADSs shall not have been suspended by the SEC, the Nasdaq or the Financial Industry Regulatory Authority, we shall not have received any final and non-appealable notice that the listing or quotation of the ADSs on the Nasdaq shall be terminated, and there is no suspension or restriction on electronic trading or book-entry services with respect to our ADSs by the Depository Trust Company, or DTC;

●	there shall be a sufficient number of authorized but unissued and otherwise unreserved ADSs for the issuance of all the ADSs issuable pursuant to such Advance Notice;

●	the representations contained in the appliable Advance Notice shall be true and correct in all material respects; and

●	except with respect to the first Advance Notice, we have shall have delivered all Advance Shares relating to all prior Advances.

No Short-Selling or Hedging by YA

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to our ADSs or ordinary shares, provided that YA and its affiliates may enter into Permitted Sales.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.”

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 48-month anniversary of the date of the Purchase Agreement; and

●	the date on which YA shall have purchased Advance Shares under the Purchase Agreement for an aggregate gross purchase price equal to the Commitment Amount.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon one trading day prior written notice to YA provided that (i) there are no outstanding Advance Notices, Advance Shares under which have yet to be issued, (ii) there is no outstanding Promissory Note, and (iii) the Company has paid all amount owed to YA pursuant to the Purchase Agreement. We and YA may also terminate the Purchase Agreement at any time by mutual written consent.

Effect of Performance of the Purchase Agreement on our Shareholders

All ADSs that may be issued or sold by us to YA under the Purchase Agreement that are being registered under the Securities Act for resale by YA under this prospectus are expected to be freely tradable. The Advance Shares being registered for resale in this offering may be issued and sold by us to YA from time to time at our discretion over a period of up to 48 months commencing on the date of execution of the Purchase Agreement. The resale by YA of a significant amount of ADSs registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ADSs to decline and to be highly volatile. Sales of our ADSs, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of our ADSs that may be available for us to sell to YA pursuant to the Purchase Agreement.

Depending on market prices of our ADSs and subject to the Ownership Limitation and other limitations in the Purchase Agreement, we may seek to issue and sell to YA under the Purchase Agreement more ordinary shares represented by ADSs than are offered under this prospectus in order to receive the aggregate gross proceeds equal to the $15.0 million Commitment Amount under the Purchase Agreement (of which approximately $5.5 million has been received as of the date of prospectus as a result of the issuance and sale of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA). If we choose to do so, we must first register for resale under the Securities Act any such additional ordinary shares represented by ADSs, which could cause additional substantial dilution to our shareholders. The number of ordinary shares represented by ADSs ultimately offered for resale under this prospectus is dependent upon the number of shares we direct YA to purchase under the Purchase Agreement.

We have filed the registration statement that includes this prospectus that covers 84,830,550 ordinary shares represented by 16,966,110 ADSs as Advance Shares that we have issued or may issue to YA from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. The following table sets forth the amount of gross proceeds we may receive from YA from our sale of up to 80,875,000 ordinary shares represented by 16,175,000 ADSs that we have issued and sold or may issue and sell to YA in the future under the Purchase Agreement assuming that all such ADSs are sold at varying purchase prices designated below:

Assumed Average Purchase Price Per ADS		Number of ADSs to be Issued if Full Purchase(1)	Percentage of Outstanding Ordinary Shares After Giving Effect to the Sales to YA(3)	Gross Proceeds from the Future Sale of Shares to YA Under the Purchase Agreement(1)(2)
$1.00		9,498,533	30.4%	$9,498,533
$1.23	(4)	7,722,385	25.2%	$9,498,533
$2.00		4,749,267	16.4%	$9,498,533
$3.00		3,166,178	11.7%	$9,498,533
$4.00		2,374,633	9.4%	$9,498,533
$5.00		1,899,707	8.0%	$9,498,533

(1)	Although the Purchase Agreement provides that we may sell up to $15.0 million of our ADSs to YA (of which approximately $5.5 million has been sold as of the date of prospectus as a result of the issuance and sales of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA), we are only registering 84,830,550 ordinary shares represented by 16,966,110 ADSs as Advance Shares that we have issued or may issue to YA from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement for resale under the registration statement of which this prospectus is a part, which may or may not cover all the ordinary shares represented by ADSs we ultimately sell to YA under the Purchase Agreement, depending on the purchase price per share.

(2)	Takes into account the $5,501,467 aggregate gross proceeds that we have received from YA following the issuance and sale of 43,784,240 ordinary shares represented by 8,756,848 ADSs, as Advance Shares under the Purchase Agreement.

(3)	The denominator is based on 80,419,231 ordinary shares outstanding as of March 25, 2024 adjusted to include the number of shares set forth in the adjacent column which we would have sold to YA, assuming the purchase price in the adjacent column. The numerator is based on the number of ordinary shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column plus the issuance of the Commitment Shares and without giving effect to the Ownership Limitation.

(4)	The closing sale price per ADS on March 22, 2024.

USE OF PROCEEDS

This prospectus relates to our ordinary shares represented by ADSs that may be offered and sold from time to time by YA. All of our ordinary shares represented by ADSs offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $15.0 million aggregate gross proceeds under the Purchase Agreement from any sales of ADSs we make to YA pursuant to the Purchase Agreement (of which approximately $5.5 million has been received as of the date of prospectus as a result of the issuance and sales of 43,784,240 ordinary shares represented by 8,756,848 ADSs to YA). However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of ADSs that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our ADSs, among other factors.

We expect to use any proceeds that we receive under the Purchase Agreement for global sales and marketing expansion, research and development, working capital, general corporate purposes and possible future acquisitions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

Our expected use of net proceeds under the Purchase Agreement represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the Purchase Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending our use of proceeds from the Purchase Agreement, we plan to invest the net proceeds from this offering in a variety of investment-grade instruments and/or to hold such proceeds as cash or interest-bearing deposits, in the currencies in which we expect to make payment.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2023:

●	on an actual basis;

●	on pro forma basis, after giving effect to the issuance and sale of 10,750,000 ordinary shares represented by 2,150,000 ADSs for gross proceeds of approximately $2.1 million, assuming (i) the First Promissory Note will be partially repaid with the proceeds of an Advance under the Purchase Agreement and (ii) the equity line will be partially utilized by us, after deducting the estimated offering expenses by us, as if the sale of the securities had occurred on December 31, 2023.

●	on a pro forma as adjusted basis, to give further effect to the issuance and sale of 84,830,550 ordinary shares represented by 16,966,110 ADSs pursuant to this Registration Statement at an assumed offering price of $1.23 per ADS, which is the last reported sales price of our ADSs on Nasdaq on March 22, 2024, assuming (i) the remaining amount of First Promissory Note and Second Promissory Note will be fully repaid with the proceeds of an Advance under the Purchase Agreement and (ii) the equity line will be partially utilized by us, after deducting the estimated offering expenses by us.

You should read this information in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus, as well as the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2023
	Actual		Pro Forma			Pro Forma As Adjusted
	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)
Cash and cash equivalents	17,112	4,718	21,788	6,007	85,662	23,618
Promissory notes, net	7,139	1,968	4,171	1,150	-	-
Ordinary shares, value NIS 0.01: 1,000,000,000 shares authorized, 69,579,231 shares issued and outstanding (actual); 80,419,231 issued and outstanding (pro forma); 165,249,781 issued and outstanding (pro forma as adjusted)	-	-	-	-	-	-
Share capital and premium	135,243	37,288	142,887	39,395	210,932	58,156
Capital reserves in respect of share-based payment	10,939	3,016	10,939	3,016	10,939	3,016
Accumulated deficit	(135,610)	(37,389)	(135,610)	(37,389)	(135,610)	(37,389)
Total shareholders’ capital equity	10,572	2,915	18,216	5,022	86,261	23,783

(1)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2023, at the rate of one U.S. dollar per NIS 3.627.

The number of ordinary shares to be outstanding after this offering assumes that all 80,875,000 ordinary shares represented by 16,175,000 ADSs as Advance Shares that we have sold or may sell to YA under the Purchase Agreement from time to time, offered by the Selling Shareholder are sold and is based on 69,579,231 ordinary shares outstanding as of December 31, 2023. The number of ordinary shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	80,875,000 ordinary shares that we may issue from time to time to YA pursuant to the Purchase Agreement should we elect to sell such ordinary shares to YA;

●	10,750,000 ordinary shares that we issued to YA as Advance Shares pursuant to the Purchase Agreement after such date;

●	1,805,230 ordinary shares issuable upon exercise of options outstanding under the 2015 Plan, at a weighted average exercise price of NIS 5.55 (approximately $1.53) per share;

●	810,000 restricted ordinary shares units outstanding under the 2015 Plan;

●	294,770 ordinary shares reserved for future issuance under our 2015 Plan;

●	16,383,410 ordinary shares issuable upon the exercise of warrants sold in our IPO in June 2022; and

●	787,550 ordinary shares issuable upon the exercise of warrants granted to the underwriters in connection with our IPO in the United States in June 2022.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the ADSs that are to be issued by us to YA under the Purchase Agreement. For additional information regarding the issuance of ADSs covered by this prospectus, see the section titled “The YA Transaction” above. Except for the transactions contemplated by the Purchase Agreement, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the shares ADSs that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of ADSs to be Offered Pursuant to this Prospectus” represents all of the ADSs that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. See “Principal Shareholders” for additional information.

The percentage of ADSs beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of on 80,419,231 ordinary shares outstanding on March 22, 2024. The number of ADSs that may actually be sold by us under the Purchase Agreement may be fewer than the number of ADSs being offered by this prospectus. The fourth column assumes the sale of all of the ADSs offered by the Selling Shareholder pursuant to this prospectus.

	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	Prospectus (2)	Number(3)	Percent
YA II PN, LTD.(4)	3,955,550	4.9%	84,830,550	-	-

*	Represents ownership of less than 1%.

(1)	This number represents the 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA as Advance Shares. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ADSs beneficially owned prior to the offering all of the ADSs that YA may be required to purchase under the Purchase Agreement, because the issuance of such ADSs is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Although the Purchase Agreement provides that we may sell up to $15 million of our ADSs to YA, we are only registering 84,830,550 ordinary shares represented by 16,966,110 ADSs consisting of (1) 3,955,550 ordinary shares represented by 791,110 ADSs currently held by YA and (2) 80,875,000 ordinary shares represented by 16,175,000 ADSs as Advance Shares, as Advance Shares that we may sell to YA under the Purchase Agreement from time to time. Depending on the price per ADS at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more ADSs than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $15.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional ADSs. The number of ADSs ultimately offered for resale by YA is dependent upon the number of ADSs we sell to YA under the Purchase Agreement.

(3)	Assumes the sale of all ADSs being offered pursuant to this prospectus.

(4)	YA is a fund managed by Yorkville Advisors Global, LP or Yorkville LP. Yorkville Advisors Global II, LLC or Yorkville LLC is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

DESCRIPTION OF SHARE CAPITAL

As of March 22, 2024, our authorized share capital consisted of 1,000,000,000 ordinary shares, par value NIS 0.01 per share, of which 80,419,231 ordinary shares were issued and outstanding as of such date.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration number and purposes of the company

Our registration number with the Israeli Registrar of Companies is 515154607. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Voting rights and conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of shares

Our fully-paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Companies Law described under “Management — External directors.”

Under our articles of association, our board of directors must consist of no less than three but no more than 12 directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

In addition, our articles of association allow our board of directors to appoint new directors to fill in vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of the director’s tenure in accordance with our articles of association.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms under the circumstances described above. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External directors” for a description of the procedure for the election and dismissal of external directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As of December 31, 2023, we did not have distributable earnings pursuant to the Companies Law.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. For more information, see “Dividend Policy.”

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once each calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Also, one or more shareholders holding at least 5% of our voting rights may request that we convene an extraordinary general meeting of shareholders.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between no less than 28 days and no more than 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are required to publish notice of any annual or special general meeting in two widely-published, Hebrew-language daily newspapers, or on our website and are not required to give notice of any annual general meeting or special general meeting to our registered shareholders, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to our shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting.

Voting rights

Quorum requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the next week at the same time and place or to a different time or date if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 25% otherwise required by the Companies Law.

Vote requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Pursuant to our articles of association, an amendment to our articles of association regarding any change to the board composition will require a simple majority. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management — Fiduciary duties and approval of related-party transactions — Approval of related-party transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management — Fiduciary duties and approval of related-party transactions — Director and officer compensation.” Under our articles of association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to corporate records

Under the Companies Law, shareholders are entitled to access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related-party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder duties

Under the Companies Law, a shareholder has a duty to act in good faith and customary manner toward the company and other shareholders and to refrain from abusing its power in the company. This duty applies, among other things, when voting at a meeting of shareholders on an amendment to the articles of association, an increase of the authorized share capital, a merger or certain related-party transactions.

In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder that knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, under our articles of association, has the power to appoint or to prevent the appointment of a director or officer of the company or to exercise another power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of the duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of a publicly-traded company incorporated in Israel, and who would, as a result, hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether or not such shareholder accepted the tender offer, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special tender offer

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% of the voting rights in the company, unless there is already a person holding 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a person holding more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval or (ii) was from a 25% or 45% shareholder, as the case may be. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer generally may be consummated only if (i) at least 5% of the voting rights in the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares.

Special rules govern a merger with an acquiror that is already affiliated with the target. Unless a court rules otherwise, the merger must also be approved by at least 50% of the votes of the shares of the target that are held by the shareholders other than (i) the acquiror and (ii) any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the acquiror, or the right to appoint 25% or more of the directors of the acquiror. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management — Fiduciary duties and approval of related-party transactions— Approval of related-party transactions”). If the transaction would have been approved by the shareholders of a merging company but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver our ADSs. Each ADS will represent five ordinary shares (or a right to receive three ordinary shares) deposited with Bank Leumi, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which our ADSs will be administered is located at the depositary’s principal executive office, at 240 Greenwich Street, New York, N.Y. 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in the DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold our ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and our ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver our ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying our ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of our ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our ordinary shares from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which the were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying our ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities, or reverse previously-accepted surrenders of that kind that have not settled, if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to our ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to our ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we are the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to our ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or our ADSs.

PLAN OF DISTRIBUTION

On June 5, 2023, we entered into the Purchase Agreement with YA, as amended in December 2023 and March 2024.  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $15.0 million in ADSs during the Commitment Period. As of the date of this prospectus, we have issued an aggregate of 43,784,240 ordinary shares represented by 8,756,240 ADSs to YA as Advance Shares under the Purchase Agreement for aggregate gross proceeds of approximately $5.5 million.

 From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase our ADSs. The ADSs would be purchased pursuant to the Purchase Agreement at 95% of the lowest of the three daily VWAPs during the applicable Pricing Period as set forth in the Purchase Agreement.

The ADSs offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to our ADSs, provided that YA and its affiliates may enter into Permitted Sales.

YA and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ADSs by YA or any unaffiliated broker-dealer. Under these rules and regulations, YA and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers our ADSs covered by the prospectus and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ADSs by YA and any unaffiliated broker-dealer.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We have paid the expenses incident to the registration under the Securities Act of the offer and sale of our ADSs covered by this prospectus by the Selling Shareholder. Our total expenses for the offering was approximately $100,000 (excluding the Commitment Shares). As consideration for its irrevocable commitment to purchase our ADSs under the Purchase Agreement, we issued the Commitment Shares to the Selling Shareholder, calculated as 1% of the Commitment Amount. We also paid a $10,000 structuring fee to an affiliate of the Selling Shareholder in connection with entry into the Purchase Agreement.

LEGAL MATTERS

The validity of our securities and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Doron Tikotzky Kantor Gutman & Amit Gross. The validity of our securities being offered by this prospectus and certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Israel

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman & Amit Gross, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following table sets forth the costs and expenses payable by us in connection with this offering. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$1,121.76
Printing expenses	2,500
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Miscellaneous	1,378.24
Total	$25,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 (including amendments and exhibits thereto) with the SEC under the Securities Act, relating to this offering of our ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet site that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, or at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are only liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We maintain a corporate website at https://saver.one/en/home/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024; and

●

The description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 25, 2024, including any amendment or report filed with the SEC for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at SaverOne 2014 Ltd., Em Hamoshavot Rd. 94, Petah Tikvah, 4970602 Israel, Attention: Omri Hagai, Chief Financial Officer, telephone number: +972 3 909 4177.

Up to 16,966,110 American Depositary Shares

Representing 84,830,550 Ordinary Shares

SaverOne 2014 Ltd.

PRELIMINARY PROSPECTUS

                , 2024

PART II

Information Not Required in Prospectus

Item 6. Indemnification, Insurance and Exculpation of Office Holders (including Directors).

Under the Israeli Companies Law 5759-1999, or the Companies Law, the Securities Law, 5728-1968, or the Securities Law, and the Restrictive Trade Practices Law, 5748-1988, or the Antitrust Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

●	Under the Companies Law, the Securities Law and the Antitrust Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that we may pay to all office holders entitled to indemnification, whether in advance or after the event, with respect to all our indemnification undertakings to officer holders, if and to the extent that it grants them, based on the grounds specified above, shall not exceed the maximum indemnification amount of 25% of our shareholders’ equity according to its last financial statements at the time of indemnification. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

We have also entered into agreements with each of our current office holders undertaking to exculpate them in accordance with the Companies Law, whereby an Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder from liability for a breach of a fiduciary duty, and may not exculpate a director in advance from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

Item 7. Recent Sales of Unregistered Securities.

We have issued securities which were not registered under the Securities Act as set forth below.

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act (all amounts converted to USD using the exchange rate as of December 31, 2023):

On January 31, 2021, we issued 288,080 ordinary shares upon exercise of unregistered rights granted to Keshet Holdings Limited Partnership in August 2019.

On December 11, 2022, we entered into a securities purchase agreement with a certain investor to raise approximately $1.5 million through the private placement of 809,061 ADSs (representing 4,045,305 ordinary shares) at a price of $1.854 per ADS, representing a 58% premium on the closing price of our ADSs on December 9, 2022.

Since January 2021, we have granted to our directors, officers, employees and other service providers options to purchase an aggregate of 1,462,000 ordinary shares under our incentive option plan, with exercise prices ranging between NIS 0.93 (approximately $0.26) and NIS 24.88 (approximately $6.58) per share, as well as 900,000 restricted ordinary shares. As of March 22, 2024, options to purchase 278,000 shares were cancelled, forfeited, expired, or were otherwise not granted, such that the total outstanding amount of options to our directors, officers and employees and other service providers under our incentive option plan as of such date is 1,184,000.

On June 5, 2023, we completed a private placement to YA II PN, LTD., or YA, pursuant to which we have the right to sell to YA up to $10.0 million in ADSs, or the Commitment Amount, subject to certain limitations, from time to time during the Commitment Period. We issued 340,760 ordinary shares represented by 68,152 ADSs as Commitment Shares issued to YA as consideration for its commitment to purchase our ADSs under the Purchase Agreement, and may issue up to $10.0 million of our ADSs pursuant to the Purchase Agreement, or the Advance Shares. Upon the execution of the Purchase Agreement, we issued a promissory note in the amount of $2.0 million to YA (the “First Promissory Note”). The First Promissory Note matures on the twelve-month anniversary of execution, accrues interest at a rate of 8%, was issued with a 3% original issue discount, and is payable in 10 equal monthly installments beginning on the 60th day following the date of the promissory note’s execution. The First Promissory Note may be repaid with the proceeds of an advance under the Purchase Agreement or repaid in cash. The resale of 100,000,000 ordinary shares represented by 20,000,000 ADSs, representing the Advance Shares, is being registered for resale pursuant to this Registration Statement. In the Purchase Agreement, YA represented to us, among other things, that it was an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, or the Securities Act. The securities were sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On December 11, 2023, we and YA entered into a supplement to the Purchase Agreement pursuant to which YA, upon our request, agreed to advance to us an additional $1.0 million of the Commitment Amount, which is evidenced in the form of a promissory note equal to $1.0 million (the “Second Promissory Note”). The Second Promissory Note, which contains substantially the same terms as the First Promissory Note, will mature on the twelve-month anniversary of execution. The Second Promissory Note accrues interest at a rate of 8%, and was issued with a 3% original issue discount, and will be repaid in 5 equal monthly installments beginning on the 150th day following the date of the Second Promissory Note’s execution. The Second Promissory Note may be repaid with the proceeds of an Advance under the Purchase Agreement or repaid in cash.

On March 25, 2024, we and YA entered into an amendment to the Purchase Agreement to increase the Commitment Amount to $15.0 million in ADSs.

As of the date of this prospectus, we have issued 43,784,240 ordinary shares represented by 8,756,848 ADSs that we sold to YA as Advance Shares, for aggregate gross proceeds of approximately $5.5 million.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1#	Articles of Association of the Registrant (filed as Exhibit 3.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 30, 2022, and incorporated herein by reference)
4.1	Form of Deposit Agreement between the registrant, the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder (filed as Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 30, 2022, and incorporated herein by reference)
4.2	Specimen American Depositary Receipt (included in Exhibit 4.1) (filed as Exhibit 4.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 30, 2022, and incorporated herein by reference)
5.1*	Opinion of Doron Tikotzky Kantor Gutman & Amit Gross, Israeli counsel to the Registrant (including consent)
10.1#	Form of Indemnification Agreement (filed as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 30, 2022, and incorporated herein by reference)
10.2	Saverone 2014 Ltd. 2015 Share Incentive Plan (filed as Exhibit 10.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 30, 2022, and incorporated herein by reference)
10.3	Form of Securities Purchase Agreement by and between SaverOne 2014 Ltd. and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on December 12, 2022, and incorporated herein by reference)
10.4	Standby Equity Purchase Agreement, dated June 5, 2023, between SaverOne 2014 Ltd. and YA II PN, LTD., (filed as Exhibit 10.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on June 6, 2023, and incorporated herein by reference)
10.5	Promissory Note dated June 5, 2023 (filed as Exhibit 10.2 to our Report on Form 6-K furnished to the Securities and Exchange Commission on June 6, 2023, and incorporated herein by reference)
10.6	Amendment to Standby Equity Purchase Agreement dated December 11, 2023, by and between SaverOne 2014 Ltd. and YA II PN, LTD. (filed as Exhibit 10.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on December 11, 2023, and incorporated herein by reference)
10.7	Promissory Note dated December 11, 2023 (filed as Exhibit 10.2 to our Report on Form 6-K furnished to the Securities and Exchange Commission on December 11, 2023, and incorporated herein by reference)
10.8

Second Amendment to Standby Equity Purchase Agreement dated March 25, 2024, by and between SaverOne 2014 Ltd. and YA II PN, LTD. (filed as Exhibit 10.14 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 25, 2024, and incorporated herein by reference)

10.9+#	Compensation Policy (filed as Exhibit 10.15 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 25, 2024, and incorporated herein by reference)
10.10+	Clawback Policy (filed as Exhibit A to Exhibit 99.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on July 7, 2023, and incorporated herein by reference)
23.1**	Consent of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accounting firm with respect to financial statements of the Registrant
23.2*	Consent of Doron Tikotzky Kantor Gutman & Amit Gross, Israeli counsel to the Registrant (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page hereto)
107*	Filing Fee Table

*	Previously filed.

**	Filed herewith.

#	English translation of original Hebrew document.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c.	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petah Tikva, Israel, on this 25th day of March, 2024.

SAVERONE 2014 LTD.

By:	/s/ Ori Gilboa
Name:	Ori Gilboa
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ori Gilboa	Chief Executive Officer and Director	March 25, 2024
Ori Gilboa	(Principal Executive Officer)

/s/ Omri Hagai	Chief Financial Officer	March 25, 2024
Omri Hagai	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Chairman of the Board of Directors	March 5, 2024
Jacob Tenenboim

/s/ *	Director	March 25, 2024
Sharon Schreiber

/s/ *	Director	March 25, 2024
Yaron Be’eri

/s/ *	Director	March 25, 2024
Shlomo Shalev

* /s/ Ori Gilboa
Ori Gilboa

Attorney in Fact

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the city of Newark, the State of Delaware, on this 25th day of March, 2024.

By:	Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director